UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported: April 11, 2007)

North American Galvanizing & Coatings, Inc.
(Exact name of registrant as specified in charter)

Delaware	1-3920	71-0268502
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

5314 South Yale Avenue, Suite 1000, Tulsa, Oklahoma	74135
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code):    (918) 494-0964

2250 East 73rd Street, Tulsa, Oklahoma    74136-6832
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 11, 2007, North American Galvanizing Company (the “Company”), the wholly-owned subsidiary of North American Galvanizing & Coatings, Inc., entered into a settlement agreement (the “Closing Agreement”) with Harris County Industrial Development Corporation and the Commissioner of the Internal Revenue Service (“IRS”) relating to an IRS examination of the Harris County Industrial Development Corporation Adjustable Rate Industrial Development Revenue Bonds (North American Galvanizing Company Project), Series 2000, dated and issued on March 14, 2000, in the original principal amount of $9,050,000 (the “Bonds”), of which $5,640,000 is currently outstanding.  The Closing Agreement was entered into in settlement of certain issues raised by the IRS regarding compliance with the requirements of Section 103 of the Internal Revenue Code (the “Code”).  The IRS has not formally asserted any claims against the Harris County Industrial Development Corporation, or sought to tax any holders of the Bonds on interest earned on the Bonds, and the Closing Agreement was entered into for the benefit of the past, present and future registered and beneficial owners of the Bonds. The bondholders will not be required to include in their gross income any interest on the Bonds.

Pursuant to the terms of the Closing Agreement, the Company agreed to make a payment to the IRS in settlement of the issues referenced above, on behalf of Harris County Industrial Development Corporation, upon the execution of the Closing Agreement.  Furthermore, all outstanding Bonds will be redeemed on or before June 30, 2007.  The Company currently has sufficient borrowing capacity to redeem the Bonds.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:      April 11, 2007

North American Galvanizing & Coatings, Inc.

By:	/s/ Beth B. Hood
Beth B. Hood
Vice President and Chief Financial Officer